Press Release Source: Anticline Uranium, Inc.

SALT LAKE CITY, UT, June 24 /Business Wire/ -- Anticline Uranium, Inc. (ANTL.OB) today announced that on June 24, 2003, a Share Purchase Agreement was executed by and between North Beck Joint Venture, LLC, a Utah limited liability company and the owner of approximately 96% of the outstanding voting securities of the Registrant, and LipidViro Tech, Inc., a Utah corporation. The effect is a change of control of Anticline Uranium, Inc.
LipidViro Tech, Inc. was incorporated on May 6, 2003. Since inception, the Company has been involved in start-up activities and initiation of research involving specific substances and compounds identified by the Company as having anti-viral and anti-bacterial potential. Refer to the recently filed 8K dated June 24 for complete details.

Kristy Hamik
(646) 454-5020